Exhibit 4.2

GLOBAL CROSSING AIRLINES GROUP INC.

AMENDED RESTRICTED SHARE UNIT PLAN

April 1, 2022

TABLE OF CONTENTS

ARTICLE 1 PURPOSE OF THE PLAN		1
1.1	Purpose	1
1.2	Definitions	1

ARTICLE 2 ADMINISTRATION OF THE PLAN		6
2.1	Administration of the Plan	6
2.2	Recommendations of CEO	6
2.3	Compensation Committee	6
2.4	Board Authority	6
2.5	Further Authorization	6

ARTICLE 3 SHARES SUBJECT TO THE PLAN		6
3.1	Maximum Number of Shares	6
3.2	Limitations on RSU Grants	6

ARTICLE 4 GRANTS OF RSUS		6
4.1	Grants of RSUs	6
4.2	Terms and Conditions	7
4.3	Black-out Periods	7
4.4	RSU Agreement	7
4.5	Assignability	7

ARTICLE 5 ACCOUNTS		7
5.1	Restricted Share Unit Account	7
5.2	Cancellation of RSUs	7

ARTICLE 6 VESTING, REDEMPTION AND PAYMENT OF RESTRICTED SHARE UNITS		8
6.1	Vesting	8
6.2	Redemption	8
6.3	Issuance and Delivery of Shares	8
6.4	Fractional Shares	8

ARTICLE 7 TERMINATION OF EMPLOYMENT AND ENGAGEMENT		9
7.1	Disability, Retirement and Termination without Cause	9
7.2	Death of Designated Participant	9
7.3	Termination for Cause	9
7.4	Unvested RSUs	9

ARTICLE 8 ADJUSTMENT IN SHARES SUBJECT TO THE PLAN		9
8.1	Adjustment in Shares	9

ARTICLE 9 CHANGE IN CONTROL		10
9.1	Change in Control	10
9.2	Interpretation	10

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9.3	Discretion to Accelerate RSUs	11
9.4	Awards Need Not be Treated Identically	11

ARTICLE 10 REGULATORY APPROVAL		12
10.1	Compliance	12
10.2	Regulator Requirements	12

ARTICLE 11 MISCELLANEOUS		12
11.1	Black-out Period	12
11.2	Rights of Designated Participants	12
11.3	No Interest	12
11.4	No Dividend Rights	12
11.5	No Representations or Warranty	13
11.6	Tax Withholding	13

ARTICLE 12 EFFECTIVE DATE, AMENDMENT AND TERMINATION		13
12.1	Effective Date	13
12.2	Amendment of Plan	13
12.3	Suspension or Termination of Plan	14
12.4	Amendments to Outstanding RSUs	14
12.5	Canadian Taxpayers	14

SCHEDULE A DESIGNATED PARTICIPANT’S AGREEMENT		A-1

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GLOBAL CROSSING AIRLINES GROUP INC.

RESTRICTED SHARE UNIT PLAN

for Designated Participants

effective as of April 1, 2022

ARTICLE 1

PURPOSE OF THE PLAN

1.1 Purpose. The purpose of the Plan is to: (a) promote the alignment of interests between Designated Participants and the shareholders of the Corporation; (b) assist the Corporation in attracting, retaining and motivating employees, officers, Consultants and directors of the Corporation and of its related entities, (c) provide a compensation system for Designated Participants that is reflective of the responsibility, commitment and risk accompanying their management role over the medium term; and (d) allow Designated Participants to participate in the success of the Corporation over the medium term.

1.2 Definitions. For the purposes of the Plan, the following terms have the respective meanings set forth below:

(a)

“Black-out Period” means a period, formally imposed by the Corporation pursuant to its internal trading policies as a result of the bona fide existence of material undisclosed information, during which Designated Participants are prohibited from trading in securities of the Corporation.

(b)	“Board” means the board of directors of the Corporation.

(c)	“Canadian Taxpayer” means a Designated Participant liable to pay income taxes in Canada as a result of the grant of and RSU or redemption thereof.

(d)	“Cause” has the meaning given to that term under the laws of the State of Florida.

(e)	“Change in Control” means the occurrence of any one or more of the following events:

(i)

a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Corporation or any of its subsidiaries and another corporation or other entity, as a result of which the holders of Shares prior to the completion of the transaction hold less than 50% of the votes attached to all of the outstanding voting securities of the successor corporation or entity after completion of the transaction;

(ii)	a resolution is adopted to wind-up, dissolve or liquidate the Corporation;

(iii)

any person, entity or group of persons or entities acting jointly or in concert (the “Acquiror”) acquires, or acquires control (including the power to vote or direct the voting) of, voting securities of the Corporation which, when added to the voting securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or associates and/or affiliates of the Acquiror to cast or direct the casting of 50% or more of the votes attached to all of the Corporation’s outstanding voting securities which may be cast to elect directors of the Corporation or the successor corporation (regardless of whether a meeting has been called to elect directors);

(iv)	the sale, transfer or other disposition of all or substantially all of the assets of the Corporation;

(v)	as a result of or in connection with:

(A)	the contested election of directors; or

(B)	a transaction referred to in paragraph (i) of this definition of “Change in Control”,

the nominees named in the most recent management information circular of the Corporation for election to the board of directors of the Corporation shall not constitute a majority of the directors;

(vi)	the Board adopts a resolution to the effect that a transaction or series of transactions involving the Corporation or any of its affiliates that has occurred or is imminent is a Change in Control,

and for purposes of the foregoing, “voting securities” means the Shares and any other shares entitled to vote for the election of directors, and shall include any securities, whether or not issued by the Corporation, which are not shares entitled to vote for the election of directors but which are convertible into or exchangeable for shares which are entitled to vote for the election of directors, including any options or rights to purchase such shares or securities.

(f)	“Compensation Committee” means the compensation committee of the Board and if there is none, means the full Board.

(g)	“Consultant” means, in relation to the Corporation, an individual or company, other than an employee or a Director of the Corporation, that:

(i)

is engaged to provide on an ongoing bona fide basis, consulting, technical, management or other services to the Corporation or to a related entity of the Corporation, other than services provided in relation to a Distribution;

(ii)	provides the services under a written contract between the Corporation or the related entity and the individual or the Consultant Company;

(iii)	in the reasonable opinion of the Corporation, spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or a related entity of the Corporation; and

(iv)	has a relationship with the Corporation or a related entity of the Corporation that enables the individual to be knowledgeable about the business and affairs of the Corporation.

For purposes of the above definition of “Consultant”, the term “Director” means a director, senior officer or Management Company Employee of the Corporation, or a director, senior officer or Management Company Employee of the Corporation’s subsidiaries.

(h)	“Consultant Company” means a Consultant that is a company.

(i)	“Corporation” means Global Crossing Airlines Group Inc.

(j)

“Designated Participant” means such employees, officers, directors, Consultants of the Corporation or of a related entity of the Corporation, as the Board may designate from time to time as eligible to participate in the Plan.

(k)

“Disability” means a physical or mental incapacity of a nature which the Board determines prevents or would prevent the Designated Participant from satisfactorily performing the substantial and material duties of his or her position with the Corporation or the related entity of the Corporation as the case may be.

(l)	“Distribution” shall have the meaning ascribed thereto in the Securities Act.

(m)	“employee” means:

(i)

an individual who is considered an employee of the Corporation or its related entity under the Income Tax Act (Canada) (i.e. for whom income tax, employment insurance and Canada Pension Plan deductions must be made at source);

(ii)

an individual who works full- time for the Corporation or its related entity providing services normally provided by an employee and who is subject to the same control and direction by the Corporation over the details and methods of work as an employee of the Corporation, but for whom income tax deductions are not made at source; or

(iii)

an individual who works for the Corporation or its related entity on a continuing and regular basis for a minimum amount of time per week (the number of hours should be disclosed in the submission) providing services normally provided by an employee and who is subject to the same control and direction by the Corporation over the details and methods of work as an employee of the Corporation, but for whom income tax deductions are not made at source.

(n)	“Exchange” means, if the Shares are listed on the NEO, the NEO and, if the Shares are not listed on the NEO, any other principal exchange upon which the Shares are listed.

(o)	“Grant Date” has the meaning ascribed thereto in Section 4.1.

(p)	“Insider” means a reporting insider as defined under National Instrument 55-104 – Insider Reporting Requirements and Exemptions.

(q)

“Management Company Employee” means an individual employed by a person providing management services to the Corporation, which are required for the ongoing successful operation of the business enterprise of the Corporation.

(r)

“Market Value” of a Restricted Share Unit or a Share on any date means the closing price of the Shares on the Trading Day immediately preceding the relevant date; provided that if the Shares are no longer listed on any stock exchange, then the Market Value will be the fair market value of the Shares as determined by the Board.

(s)	“NEO” means the Neo Exchange Inc.

(t)	“NI 45-106” means National Instrument 45-106 – Prospectus Exemptions.

(u)	“Plan” means this Restricted Share Unit Plan of the Corporation as set forth herein as the same may be amended and/or restated from time to time.

(v)	“Redemption Date” means, in respect of an RSU, the last day of the Restricted Period applicable to the RSU.

(w)	“Regulators” has the meaning ascribed thereto in Section 10.1(a).

(x)	“related entity” has the meaning ascribed to that term in Section 2.22 of NI 45-106.

(y)	“Related Person” has the meaning ascribed to that term in Neo Exchange Listing Manual.

(z)

“Restricted Period” means a period as specified by the Board in accordance with Section 4.2 in respect of which a Designated Participant may be or become entitled to receive any Shares issuable or amount payable on account of Restricted Share Units.

(aa)	“Restricted Share Unit Account” has the meaning ascribed thereto in Section 5.1.

(bb)	“Restricted Share Units” or “RSUs” means a bookkeeping entry, denominated in Shares, credited to the Restricted Share Unit Account of a Designated Participant in accordance with the provisions hereof.

(cc)	“RSU Agreement” has the meaning ascribed thereto in Section 4.4.

(dd)	“Securities Act” means the Securities Act (British Columbia) or its successor, as amended from time to time.

(ee)	“Security-Based Compensation Arrangements” includes:

(i)	the Plan;

(ii)	the Amended Incentive Stock Option Plan of the Corporation;

(iii)	the Amended Performance Share Unit Plan of the Corporation; and

(iv)

any employee stock purchase plan or any other compensation or incentive mechanism, in each case involving the issuance or potential issuance of securities of the Corporation to one or more service providers and which is financially assisted by the Corporation by way of a loan, guarantee or otherwise.

(ff)	“Share” means, subject to Article 8 hereof, a share of common stock of the Corporation.

(gg)

“Trading Day” means any day on which the Exchange is open for trading of Shares provided that if the Shares are no longer listed on any stock exchange, means any day which is a business day in Florida, USA.

(hh)	“US Taxpayer” means a Designated Participant liable to pay income taxes in the United States as a result of the grant of an RSU or redemption thereof.

(ii)	“Vested RSU” has the meaning ascribed thereto in Section 6.1.

All references to “termination date” or similar terms herein is deemed to be the date of termination of employment or engagement of the Designated Participant with the Corporation or related entity, as the case may be, by the Corporation or related entity, as the case may be, and all references herein to “termination of employment or engagement”, “termination date” or similar references means the last day of active employment or engagement with the Corporation or its related entity, as the case may be, regardless of any salary continuance or notice period to or by the Corporation.

Unless otherwise indicated, all dollar amounts referred to in this Restricted Share Unit Plan are in Canadian funds.

As used in this Plan, words importing the masculine gender shall include the feminine and neuter genders, words importing the singular shall include the plural and vice versa, unless the context otherwise requires and references to person includes any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation (with or without share capital), unincorporated association, trust, trustee, executor, administrator or other legal representative.

ARTICLE 2

ADMINISTRATION OF THE PLAN

2.1 Administration of the Plan. The Plan shall be administered by the Compensation Committee.

2.2 Recommendations of CEO. The Chief Executive Officer of the Corporation shall periodically make recommendations to the Compensation Committee as to the grant of RSUs.

2.3 Compensation Committee. The Compensation Committee shall, periodically, after considering the Chief Executive Officer’s recommendations, make recommendations to the Board as to the grant of RSUs.

2.4 Board Authority. In addition to the powers granted to the Board under the Plan and subject to the terms of the Plan, the Board shall have full and complete authority to grant RSUs, to interpret the Plan, to prescribe such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and to take such actions in connection therewith as it deems necessary or advisable. Any such interpretation, rule, determination or other act of the Board shall be conclusively binding upon all persons.

2.5 Further Authorization. The Board may authorize one or more officers of the Corporation to execute and deliver and to receive documents on behalf of the Corporation.

ARTICLE 3

SHARES SUBJECT TO THE PLAN

3.1 Maximum Number of Shares. The maximum number of Shares which may be issued under this Plan, together with all other Security-Based Compensation Arrangements of the Corporation, shall not exceed 5,460,000 Shares, subject to adjustment as provided in Article 8.

3.2 Limitations on RSU Grants

(a)

The aggregate number of Voting Shares issuable to any one Consultant under this Plan, together with all other Security-Based Compensation Arrangements, shall not, within a one year period, exceed 2% of the number of Voting Shares outstanding immediately prior to the grant of any such RSU.

ARTICLE 4

GRANTS OF RSUS

4.1 Grants of RSUs. Subject to the provisions of the Plan, the Board shall in its sole discretion and from time to time by resolution, determine those Designated Participants to whom RSUs shall be granted as a discretionary payment. The grant date (“Grant Date”) of an RSU for purposes of the Plan will be the date on which the RSU is awarded by the Board or such later date determined by the Board, subject to applicable securities laws and regulatory requirements.

4.2 Terms and Conditions. The Board shall determine the terms and conditions in connection with each grant of an RSU including:

(a)	the number of RSUs to be granted;

(b)	the terms under which an RSU shall vest;

(c)

the Restricted Period, provided that the Restricted Period with respect to a grant of RSUs for Canadian Taxpayers shall not exceed that period commencing on the January 1 coincident with or immediately preceding the grant and ending on December 15 of the third year following the calendar year in which such RSUs were granted; and

(d)	any other terms and conditions (which need not be identical) of all RSUs covered by any grant.

4.3 Black-out Periods. If the RSUs are inadvertently granted during a Black-out Period, then the Grant Date shall be deemed to be the first Trading Date following the end of the Black-out Period.

4.4 RSU Agreement. Upon the grant of an RSU, the Designated Participant and the Corporation shall enter into an RSU agreement (“RSU Agreement”) in a form set out in Schedule A or in such other form as approved by the Board, which shall set out the name of the Designated Participant, the number of RSUs, the Restricted Period, the vesting terms, the Grant Date, and such other terms and conditions as the Board may deem appropriate. No Shares will be issued on the Grant Date and the Corporation shall not be required to set aside a fund for the payment of any such RSUs.

4.5 Assignability. An RSU is personal to the Designated Participant and is non-assignable and non-transferable other than by will or by the laws governing the devolution of property in the event of death of the Designated Participant.

ARTICLE 5

ACCOUNTS

5.1 Restricted Share Unit Account. An account, to be known as a “Restricted Share Unit Account”, shall be maintained by the Corporation for each Designated Participant and shall be credited with such notional grants of RSUs as are granted to a Designated Participant from time to time. Each Designated Participant’s Restricted Share Unit Account shall indicate the number of RSUs which have been credited to such account from time to time together with the Restricted Period and vesting terms.

5.2 Cancellation of RSUs. RSUs that have not vested in accordance with the Plan prior to the earlier of the termination date and the Redemption Date, or that are redeemed in accordance with the Plan, shall be cancelled and a notation to such effect shall be recorded in the Designated Participant’s Restricted Share Unit Account and the Designated Participant will have no further right, title or interest in such RSUs, except in the case of Vested RSUs that have been redeemed but the payment has not been paid to the Designated Participant, the right to receive the payment applicable to the redeemed Vested RSU less any amounts that may be withheld hereunder.

ARTICLE 6

VESTING, REDEMPTION AND PAYMENT OF RESTRICTED SHARE UNITS

6.1 Vesting. Unless otherwise specified by the Board, subject to the remaining provisions of this Article 6, RSUs granted to a Designated Participant shall vest in accordance with the vesting schedule established by the Board at the time of the grant and as set out in the Designated Participant’s RSU Agreement. Except where the context requires otherwise, each RSU which is vested pursuant to this Article 6 shall be referred to herein as a “Vested RSU”.

6.2 Redemption. All Vested RSUs shall be redeemable on the Redemption Date and subject to the remaining provisions of this Article 6 and Article 7, each Designated Participant shall receive, with respect to all RSUs that are Vested RSUs, at the election of the Board in its sole discretion:

(a)	a cash payment equal to the Market Value of such Vested RSUs as of the Redemption Date; or

(b)	such number of Shares issued by the Corporation, as are equal to the number of such Vested RSUs; or

(c)

any combination of the foregoing, such that the cash payment plus such number of Shares either issued by the Corporation, have a value equal to the Market Value of such Vested RSUs as of the Redemption Date;

in each case as soon as practicable following the Redemption Date, and in any event within five Trading Days thereof but in no event later than December 31 of the calendar year in which redemption occurs.

6.3 Issuance and Delivery of Shares. No Share shall be delivered under the Plan unless and until the Board has determined that all provisions of applicable law have been satisfied. The Board may require, as a condition of the issuance and delivery of Shares pursuant to the terms hereof, that the recipient of such Shares make such covenants, agreements and representations, as the Board in its sole discretion deems necessary or desirable.

6.4 Fractional Shares. The Corporation shall not be required to issue or deliver fractional Shares on account of the redemption of RSUs. If any fractional interest in a Share would, except for this provision, be deliverable on account of the redemption of RSUs, such fractional interest shall be satisfied by the Corporation paying to the Designated Participant or his beneficiary, if applicable, a cash amount equal to the fraction of the Share corresponding to such fractional interest multiplied by the Market Value of such Share.

ARTICLE 7

TERMINATION OF EMPLOYMENT AND ENGAGEMENT

7.1 Disability, Retirement and Termination without Cause. Any Designated Participant whose employment or engagement with the Corporation is terminated for any reason whatsoever including resignation, retirement or Disability, but excluding termination in the circumstances described in Sections 7.2 and 7.3, shall be entitled to have any outstanding RSUs redeemed on the Redemption Date applicable to the RSU to the extent such RSU had vested on the termination date and had not yet been redeemed and paid to the Designated Participant in accordance with the terms herein.

7.2 Death of Designated Participant. In the event of the death of a Designated Participant, either while in the employment or engagement of the Corporation, the Designated Participant’s estate shall be entitled to have any outstanding RSUs redeemed on the Redemption Date applicable to the RSU to the extent such RSU had vested on the date of the Designated Participant’s death and had not yet been redeemed and paid to the Designated Participant’s estate in accordance with the terms herein. The Designated Participant’s estate shall include only the executors or administrators of such estate and persons who have acquired the right to redeem such Vested RSUs directly from the Designated Participant by bequest or inheritance.

7.3 Termination for Cause. In the event a Designated Participant’s employment or engagement is terminated for Cause, unless the Board, in its sole discretion, determines otherwise, all outstanding RSUs, whether or not vested, and any and all rights to a payment with respect to such outstanding RSU shall be forfeited and cancelled effective as of the termination date.

7.4 Unvested RSUs. Except as otherwise determined by the Board and following a termination of employment or engagement, as the case may be, all rights with respect to RSUs that are not vested as of the termination date are relinquished and cancelled; provided however that the Board may in its sole discretion accelerate the vesting time period, or otherwise waive the vesting terms.

ARTICLE 8

ADJUSTMENT IN SHARES SUBJECT TO THE PLAN

8.1 Adjustment in Shares. In the event that:

(a)	there is any change in the Shares of the Corporation through subdivisions or consolidations of the share capital of the Corporation, or otherwise;

(b)	the Corporation declares a dividend on Shares payable in Shares or securities convertible into or exchangeable for Shares; or

(c)	the Corporation issues Shares, or securities convertible into or exchangeable for Shares, in respect of, in lieu of, or in exchange for, existing Shares,

the number of Shares available for grants and the Shares subject to any RSU shall be adjusted appropriately by the Board in its sole discretion and such adjustment shall be effective and binding for all purposes of the Plan.

ARTICLE 9

CHANGE IN CONTROL

9.1 Change in Control. Unless otherwise determined by the Board, or unless otherwise provided in the Designated Participant’s agreement with the Corporation or its related entity, or in the RSU Agreement, if a Change in Control shall conclusively be deemed to have occurred and either one of the following occurs:

(a)

upon a Change in Control the surviving corporation (or any related entity thereof) or the potential successor (or any related entity thereto) fails to “continue or assume” the obligations with respect to each RSU or fails to provide for the “conversion or replacement” of each RSU with an equivalent award that satisfies the criteria set forth in Section 9.2(a) or 9.2(b); or

(b)

in the event that the RSUs were “continued or assumed”, or “converted or replaced” as contemplated in 9.2, during the two-year period following the effective date of a Change in Control, the Designated Participant’s employment or engagement is terminated as contemplated in Section 7.1 or 7.2.

then there shall be immediate full vesting and redemption of each outstanding RSU, provided, however, that in the case of a Designated Participant who is a US Taxpayer, if an RSU is determined to constitute “deferred compensation” that is subject to Section 409A of the United States Internal Revenue Code (the “Code”) (e.g., generally, an RSU that ceases to be subject to a substantial risk of forfeiture, such as a substantial service or performance condition, in a tax year that precedes the tax year in which the redemption occurs), then there shall be immediate full vesting, but the redemption of such RSU shall not occur (i) under (a) above unless the Change in Control qualifies as a “change in control event” as defined under Code Section 409A, and (ii) under (b) above unless the termination of the Designated Participant’s employment or engagement constitutes a “separation from service” as defined under Code Section 409A. In the case of a Designated Participant who is a US Taxpayer and is a “specified employee” (as defined under Code Section 409A), if an RSU is subject to Code Section 409A and if the RSU’s redemption occurs on account of such Designated Participant’s separation from service, payment shall not occur until the six-month anniversary of such separation from service, or the date of the Designated Participant’s death, if earlier.

9.2 Interpretation. For the purposes of interpretation of Section 9.1:

(a)

the obligations with respect to each Designated Participant shall be considered to have been “continued or assumed” by the surviving corporation (or any related entity thereto) or the potential successor (or any related entity thereto), if each of the following conditions are met, which determination shall be made solely in the discretionary judgment of the Board, which determination may be made in advance of the effective date of a particular Change in Control and shall be final and binding:

(i)	the Shares remain publicly held and widely traded on an established stock exchange; and

(ii)	the terms of the Plan and each RSU are not materially altered or impaired without the consent of the Designated Participant; and

(b)

the obligations with respect to each RSU shall be considered to have been “converted or replaced” with an equivalent award by the surviving corporation (or any related entity thereto) or the potential successor (or any related entity thereto), if each of the following conditions are met, which determination shall be made solely in the discretionary judgment of the Board, which determination may be made in advance of the effective date of a particular Change in Control and shall be final and binding:

(i)

each RSU is converted or replaced with a replacement award in a manner that qualifies under subsection 7(1.4) of the Income Tax Act (Canada) in the case of a Designated Participant that is a Canadian Taxpayer (or that complies with Code Section 409A in the case of a Designated Participant that is a US Taxpayer, to the extent applicable) on all or any portion of the benefit arising in connection with the grant, exercise and/or other disposition of such award;

(ii)

the converted or replaced award preserves the existing value of each underlying RSU being replaced, contains provisions for scheduled vesting and treatment on termination of employment (including with respect to termination for Cause or constructive dismissal) that are no less favourable to the Designated Participant than the underlying RSU being replaced, and all other terms of the converted award or replacement award (but other than the security and number of shares represented by the continued award or replacement award) are substantially similar to the underlying RSU being converted or replaced; and

(iii)	the security represented by the converted or replaced RSU is of a class that is publicly held and widely traded on an established stock exchange.

9.3 Discretion to Accelerate RSUs. Notwithstanding Section 9.1, in the event of a Change in Control, the Board may accelerate the dates upon which any or all outstanding RSUs shall vest and be redeemed, without regard to whether such RSUs have otherwise vested in accordance with their terms and such acceleration may or may not be conditional upon completion of the Change of Control event. In the case of a Designated Participant who is a US Taxpayer, if an RSU is determined to constitute “deferred compensation” that is subject to Code Section 409A (e.g., generally, an RSU that ceases to be subject to a substantial risk of forfeiture, such as a substantial service or performance condition, in a tax year that precedes the tax year in which the redemption occurs), then the Board may at its discretion accelerate the vesting, but shall not accelerate the redemption of such RSU unless the Change in Control qualifies as a “change in control event” as defined under Code Section 409A.

9.4 Awards Need Not be Treated Identically. In taking any of the actions contemplated by this Article 9, the Board shall not be obligated to treat all RSUs held by any Designated Participant, or all RSUs in general, identically.

ARTICLE 10

REGULATORY APPROVAL

10.1 Compliance. Notwithstanding any of the provisions contained in the Plan or any RSU, the Corporation’s obligation to grant RSUs or otherwise make payments to a Designated Participant hereunder shall be subject to:

(a)

compliance with all applicable laws, regulations, rules, orders of governmental or regulatory authorities, including without limitation, any stock exchange on which the Shares are listed (“Regulators”); and

(b)

receipt from the Designated Participant of such covenants, agreements, representations and undertakings, including as to future dealings in such RSUs, as the Corporation determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

10.2 Regulator Requirements. Notwithstanding any provisions in the Plan or any RSU, if any amendment, modification or termination to the provisions hereof or any RSU made pursuant hereto are required by any Regulator, a stock exchange or a market as a condition of approval to a distribution to the public of any Shares or to obtain or maintain a listing or quotation of any Shares, the Board is authorized to make such amendments and thereupon the terms of the Plan, any RSUs, shall be deemed to be amended accordingly without requiring the consent or agreement of any Designated Participant or holder of an RSU.

ARTICLE 11

MISCELLANEOUS

11.1 Black-out Period. If a Restricted Share Unit is redeemed during, or within 10 business days after, a Black-out Period imposed by the Corporation, then, notwithstanding any other provision of the Plan, the Restricted Share Unit shall be redeemed 10 business days after the Black-out Period is lifted by the Corporation or such earlier date as determined by the Board. In order to avoid a salary deferral arrangement as referenced in Section 12.5, in the case of a Canadian Taxpayer, any redemption that is effected during a Black-out Period will be redeemed for cash. In addition, in the case of a US Taxpayer, to the extent that a delay in the redemption would violate Code Section 409A, any redemption that is effected during a Black-out Period will be redeemed for cash.

11.2 Rights of Designated Participants. The Plan shall not confer upon any Designated Participant any right with respect to a continuation of employment with or engagement by, the Corporation nor shall it interfere in any way with the right of the Corporation to terminate any Designated Participant’s employment or engagement at any time.

11.3 No Interest. For greater certainty, no interest shall accrue to, or be credited to, the Designated Participant on any amount payable under the Plan.

11.4 No Dividend Rights. RSUs are not Shares and the grant of RSUs do not entitle a Designated Participant to any rights as a shareholder of the Corporation nor to any rights to Shares or any securities of the Corporation. Except as provided in Section 8.1 above, no holder of any RSU shall be entitled to receive and no adjustment shall be made for any dividends, distributions or any other rights declared on the Shares.

11.5 No Representations or Warranty. The Corporation makes no representation or warranty as to the future market value of any RSU or Shares delivered in accordance with the provisions of the Plan.

11.6 Tax Withholding. If the Corporation or any of its related entities shall be required to withhold any amounts by reason of any federal, provincial, state, local or other rules or regulations concerning taxes or social security contributions in connection with the grants, vesting or redemption hereunder it may deduct and withhold such amount or amounts from any amount payable by the Corporation or the related entity to a Designated Participant, whether or not such payment is made pursuant to this Plan. In addition, or as an alternative to such withholding from payments, the Corporation or any related entity with a withholding obligation as described above may require a Designated Participant, as a condition of the grant or redemption of an RSU, to pay to the Corporation or related entity, as the case may be, an amount not exceeding the total of the withholding obligation of the Corporation or related entity arising in respect of the issuance or delivery of Shares to the Designated Participant, or to reimburse the Corporation or related entity for such amount. Under no circumstances shall the Corporation or any related entity be responsible for funding the payment of any tax on behalf of any a Designated Participant or for providing any tax advice to any Designated Participant. In the case of a Designated Participant who is a US Taxpayer, if the Redemption Date of an RSU occurs in a tax year that is after the tax year in which the RSU ceases to be subject to a substantial risk of forfeiture (e.g., is no longer subject to a substantial service or performance condition), then the Corporation or one of its related entities with a withholding obligation may be required to withhold employment taxes (e.g., U.S Social Security and Medicare) in the year in which the RSU ceases to be subject to a substantial risk of forfeiture, notwithstanding that U.S. income tax is assessed in the tax year in which the redemption occurs. In such case, the Corporation or one of its related entities may redeem RSUs to satisfy its withholding obligations, or as an alternative to redemption, may require a Designated Participant to pay to the Corporation or related entity, as the case may be, an amount not exceeding the total of the withholding obligation.

ARTICLE 12

EFFECTIVE DATE, AMENDMENT AND TERMINATION

12.1 Effective Date. The Plan is effective as of April 1, 2022.

12.2 Amendment of Plan. The Board may, subject to Shareholder approval, amend the Plan or terms of an RSU at any time. Notwithstanding the foregoing, the Board is specifically authorized to amend or revise the terms of the Plan or RSUs without obtaining Shareholder approval in the following circumstances:

(a)	to change the termination or vesting provisions of the RSUs, except for the benefit of a Related Person;

(b)

other amendments of a housekeeping nature, including the correction or rectification of any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions herein and updating provisions herein to reflect changes in the governing laws, including tax laws, and NEO requirements.

Except as otherwise permitted by the NEO, amendments to the Plan set out in Section 10.12(7) of the Neo Exchange Listing Manual, may not be made without obtaining approval of the Shareholders in accordance with NEO requirements.

12.3 Suspension or Termination of Plan. The Board may suspend or terminate the Plan at any time. No action by the Board to terminate the Plan pursuant to this Article 12 shall affect any RSUs granted hereunder pursuant to the Plan prior to termination.

12.4 Amendments to Outstanding RSUs. Except as set out in Sections 12.2 and 12.5 of the Plan, the Board may (without Shareholder approval) amend, modify or terminate any outstanding RSU, including, but not limited to, substituting another award of the same or of a different type or changing the Restricted Period; provided, however, that, the Designated Participant’s consent to such action shall be required unless the Board determines that the action when taken with any related action, would not materially and adversely affect the Designated Participant or is specifically permitted hereunder.

12.5 Canadian Taxpayers. Notwithstanding the foregoing, no amendment to the Plan shall cause the Plan or RSUs granted to a Canadian Taxpayer hereunder to be made without consent of such Canadian Taxpayer if the result of such amendment would be to cause the RSU to be a “salary deferral arrangement” under the Income Tax Act (Canada).

SCHEDULE A

DESIGNATED PARTICIPANT’S AGREEMENT

1.	Agreement: This Agreement has been entered into by Global Crossing Airlines Group Inc. (the “Corporation”) and the Designated Participant as defined below.

2.

Acknowledgment: The Designated Participant acknowledges having received a copy of the Corporation’s Restricted Share Unit Plan dated April 1, 2022 (as amended or amended and/or restated from time to time, the “Plan”) and that the terms therein govern the grant hereunder.

3.	Grant: Subject to the terms and conditions of the Plan, the Corporation grants the Designated Participant the Restricted Share Units (“RSUs”) set out below on the terms and conditions set out below.

(a)	Name of Designated Participant: ______________ (the “Designated Participant”)

(b)	Date of grant: _______________

(c)	Number of RSUs: _______________

(d)	Vesting Terms: <@>

(e)	Restricted Period: <@>

(f)	Other Terms: <@> [insert other terms if applicable]

4.

Compliance with Laws and Policies: The Designated Participant acknowledges and agrees that the undersigned will, at all times, act in strict compliance with any and all applicable laws and any policies of the Corporation applicable to the Designated Participant in connection with the Plan.

5.

Terms and Conditions: This Acknowledgement is subject to the terms and conditions set out in the Plan, and such terms and conditions are incorporated herein by this reference. In the case of any inconsistency between this Agreement and the Plan, the Plan shall govern. Unless otherwise indicated, all defined terms shall have the respective meanings attributed thereto in the Plan.

Effective as of the _____ day of ________________, 20____.

GLOBAL CROSSING AIRLINES GROUP INC.

Per:
Authorized Signatory

Acknowledged and Agreed to:

) ) )
Signature of Designated Participant	)	Signature of Witness
) ) )
Name and Title of Designated Participant	)	Name of Witness

A-2